Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports First Quarter 2015 Operating Results

Minneapolis, MN—May 26, 2015—Appliance Recycling Centers of America, Inc. (Nasdaq:ARCI), a leading provider of appliance recycling and retailing services, today reported operating results for the first quarter ended April 4, 2015.
Revenues for the first quarter of 2015 were $27.5 million, down 16.8% compared with the same period in 2014, as a result of decreased recycling division appliance replacement sales and lower carbon offset revenue. Net loss for the first quarter of 2015 was $1.7 million, or $(0.29) per diluted share, compared with earnings of $0.7 million, or $0.12 per diluted share, reported in the first quarter of last year, due mainly to the decrease in recycling division revenues, impacted by delays in the deliveries under one of our largest appliance replacement programs, and declining byproduct revenues resulting from the significant drop in steel and other nonferrous metal selling prices in the markets that we operate.
First Quarter Highlights
During the first quarter of 2015, the company:

•	Experienced declines in appliance replacement revenues to utilities, municipalities and others by $4.4 million, or 45%.

•
Due to the timing of carbon offset revenues, we experience a decline in byproduct revenues of $0.8 million. Further declines in byproduct revenues of $1.4 million were the result of the significant drop in the price of scrap steel and other non-ferrous metal that we sell.

“We reported declines in our financial results for the first quarter, as result of delays that were outside of our control in our appliance replacement program deliveries in fiscal 2015 and the impact that the strong US dollar has had on the price of steel and other non-ferrous metals that we sell” commented Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. Jack commented further, “Although the recovery of scrap steel and non-ferrous metal prices appears to be a slow one we are hopeful that the markets will return to levels at which we are profitable. Further, the delays encountered in our largest appliance replacement program have been resolved and we are now returning to higher delivery levels. Finally, we received approximately $0.6 million in carbon offset revenues in the second quarter of 2015 and plan to participate in further carbon offset programs with the refrigerants that we have accumulated for responsible destruction.”
Retail Appliance Sales
ApplianceSmart, Inc., the company’s retail division, posted sales of $17.1 million for the first quarter, an increase of $0.5 million, or 3%, compared with the same period of 2014. The increase was due mainly to increases in same-store sales and successful holiday weekend sales events during the quarter. ApplianceSmart reported an operating loss for the first quarter of $0.6 million, compared with an operating income of $0.1 million in the same period of the prior year.

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Brad Bremer, president of ApplianceSmart, commented, “We have been successful at growing our top line this quarter, however results were impacted by lower margins in the highly competitive retail landscape.” Brad added, “We continue to see top line sales growth in the second quarter of fiscal 2015 and slight margin improvement. We have added LG and Napoleon Grills as new suppliers to our already strong portfolio and will be rolling out these lines in the second quarter to all of our retail locations. We have received additional support from our vendors and have negotiated better terms. The availability of out of carton product also continues to improve and with that we expect additional opportunities to improve our margins. We have also reviewed our retail space requirements and continue to downsize our larger locations where appropriate.”
Recycling Revenues
ARCA Recycling, Inc. saw reductions in the combination of appliance recycling fees and appliance replacement revenues by $3.9 million to $7.8 million in the first quarter of 2015. Appliance replacement revenues decreased $4.4 million, while appliance recycling fees increased $0.5 million. Appliance replacement units in the first quarter of 2015 decreased mainly as a result of delays in deliveries under one of our largest utility replacement programs. The company’s recycling only program revenues increased by 28.4% during the first quarter of 2015. A combination of new programs and higher volumes with existing customer programs contributed to this increase.
Jack Cameron said, “We’re very pleased with the success of our appliance recycling programs and are happy to report that in May 2015 deliveries have returned to historically more normal levels on our largest replacement program.” He added, “Appliance replacement contracts typically range between one and two years. During the first quarter, we were pleased that one large utility customer extended their appliance replacement contract, to year end based upon funding availability.”
Byproduct Revenues
The company’s byproduct revenues, decreased from $4.8 million in the first quarter of 2014 to $2.6 million in the first fiscal quarter of 2015. The decline in ARCA byproduct revenues was primarily due to the lack of carbon offset revenues in the first quarter of fiscal 2015 a decline of $0.7 million when compared with the first quarter of fiscal 2014. Further ARCA declines in revenues of $0.5 million in fiscal 2015 were due to decreased steel and non-ferrous metal pricing. Metal prices have experienced a significant drop during the first quarter of 2015.  Steel selling prices have fallen as much as $185 per ton (or 44%) vs. prior year’s first quarter peak.  Non Ferrous pricing saw dramatic declines too.  Lower pricing is being driven by weak demand in steel intensive industries like oil and gas production, a stronger dollar, and over production of both iron ore and steel from producer countries around the world.
Revenues from the AAP joint venture in Philadelphia, reported in byproduct revenues, decreased $1.0 million to $1.8 million, compared with $2.8 million in the first quarter of 2014. The decline was due primarily to decreased steel and nonferrous metal revenues for the same reasons noted above.
Liquidity and Capital Resources
Cash and cash equivalents were $3.6 million as of April 4, 2015, compared with $3.5 million as of January 3, 2015. As of April 4, 2015, the company had excess available borrowing capacity under its revolving line of credit of $4.8 million. Net working capital decreased $2.9 million to $6.7 million as of April 4, 2015. As a result of the loss in the first quarter we reported to our bank that we were not in compliance with our revolving credit facility. We are working with our bank to obtain a waiver for

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our covenant non-compliance and until we receive such waiver, have reclassified our $1.4 million term note to current liabilities.

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC     employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward (Jack) R. Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	April 4, 2015	January 3, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,558	$3,523
Accounts receivable	9,417	10,954
Inventories	16,045	16,113
Income taxes receivable	1,180	709
Other current assets	914	1,096
Deferred income tax assets	2,086	2,082
Total current assets	33,200	34,477
Property and equipment, net	11,533	11,761
Other assets	657	708
Deferred income tax assets	14	14
Total assets (a)	$45,404	$46,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,054	$6,380
Accrued expenses	7,819	8,133
Line of credit	8,270	9,237
Current maturities of long-term obligations	2,317	1,138
Total current liabilities	26,460	24,888
Long-term obligations, less current maturities	4,044	5,118
Other noncurrent liabilities	331	369
Deferred income tax liabilities	1,048	1,048
Total liabilities (a)	31,883	31,423

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock	21,224	21,137
Accumulated deficit	(8,560)	(6,860)
Accumulated other comprehensive loss	(793)	(675)
Total shareholders' equity	11,871	13,602
Noncontrolling interest	1,650	1,935
	13,521	15,537
Total liabilities and shareholders' equity	$45,404	$46,960

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA’s consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,464 and $9,814 as of April 4, 2015, and January 3, 2015, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,633 and $2,338 as of April 4, 2015, and January 3, 2015, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 4, 2015	March 29, 2014

Revenues:
Retail	$17,098	$16,601
Recycling	7,823	11,684
Byproduct	2,617	4,823
Total revenues	27,538	33,108

Costs of revenues	21,670	24,047
Gross profit	5,868	9,061
Selling, general and administrative expenses	7,868	7,375
Operating income (loss)	(2,000)	1,686

Other expense:
Interest expense, net	(321)	(261)
Other expense, net	(149)	(31)
Income (loss) before income taxes and noncontrolling interest	(2,470)	1,394
Provision for (benefit from) income taxes	(485)	529
Net income (loss)	(1,985)	865
Net loss (income) attributable to noncontrolling interest	285	(137)
Net income (loss) attributable to controlling interest	$(1,700)	$728

Income (loss) per common share:
Basic	$(0.29)	$0.13
Diluted	$(0.29)	$0.12

Weighted average common shares outstanding:
Basic	5,795	5,577
Diluted	5,795	5,852

Net income (loss)	$(1,985)	$865
Other comprehensive loss, net of tax:
Effect of foreign currency translation adjustments	(118)	(96)
Total other comprehensive loss, net of tax	(118)	(96)
Comprehensive income (loss)	(2,103)	769
Comprehensive loss (income) attributable to noncontrolling interest	285	(137)
Comprehensive income (loss) attributable to controlling interest	$(1,818)	$632